Exhibit 10.1

AMENDMENT NO. 2 OF
EMPLOYMENT AGREEMENT

This Amendment No. 2 of Employment Agreement (“Amendment No. 2”), dated as of July 23, 2009, is entered into between Enzon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Jeffrey H. Buchalter (the “Executive”).

     A. Whereas, the Company and the Executive are parties to that certain Amended and Restated Employment Agreement, dated as of April 27, 2007, and amended as of February 21, 2008 (the “Employment Agreement”).

     B. Whereas, the Board of Directors of the Company (the “Board”) intends to remove the Executive as Chairman of the Board and to designate an independent director to serve in that capacity.

     C. Whereas, the Board recognizes that the Employment Agreement provides in Section 9(c)(ii) that the Executive has "Good Reason" to terminate his employment upon the failure of the Board to continue to maintain the Executive as Chairman of the Board at all times during the term of the Employment Agreement.

     D. Whereas, the Board also recognizes and respects the Executive’s rights under the Employment Agreement if the Executive terminates his employment for Good Reason.

     E. Whereas, it is the Board’s strong desire that the Executive not exercise his Good Reason termination rights under the Employment Agreement upon his removal as Chairman of the Board, and that the Executive continue to serve as the Company’s President and Chief Executive Officer.

     F. Whereas, the Executive is willing to waive, for the periods set forth in this Amendment No. 2, his right to terminate his employment under the Employment Agreement for Good Reason by virtue of his removal as Chairman of the Board, but not to waive his Good Reason termination rights for any other reasons as set forth in Section 9(c) of the Employment Agreement.

     G. Whereas, in consideration of the Executive’s waiver of his right to terminate his employment under the Employment Agreement for Good Reason by virtue of his removal as Chairman of the Board, the Board desires to amend the Employment Agreement to provide that the Company will reimburse the Executive for the reasonable legal fees incurred by the Executive in connection with certain disputes with the Company arising under the Employment Agreement.

     NOW, THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

     2. Section 9(c) of the Employment Agreement is amended by adding the following as a new final paragraph thereto:

Notwithstanding anything to the contrary contained in this Agreement, (i) during the period ending on January 31, 2010, the Executive shall not be entitled to terminate his employment for Good Reason in accordance with this Section 9(c) by virtue of the Executive’s having been removed from the position of Chairman of the Board, (ii) for the period commencing on February 1, 2010 and ending on July 31, 2010, the Executive’s right to terminate his employment for Good Reason in accordance with this Section 9(c) by virtue of his having been removed as Chairman of the Board shall be reinstated and (iii) for all periods after July 31, 2010, the Executive shall not be entitled to terminate his employment for Good Reason in accordance with this Section 9(c) by virtue of the Executive’s having been removed from the position of Chairman of the Board. It is understood and agreed that the Executive is not waiving his Good Reason termination rights under this Section 9(c) for any other reason or reasons. For purposes of clause (ii) of this paragraph, any resignation or termination of the Executive’s employment between February 1, 2010, and July 31, 2010 that is initiated by the Executive shall be deemed to be a termination for Good Reason in accordance with this Section 9(c) by virtue of his having been removed as Chairman of the Board.

     3. Section 11(k) of the Employment Agreement is amended in its entirety as follows:

     (k) Arbitration. Except as otherwise specifically provided for hereunder, any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in accordance with the laws of the State of New Jersey. Such arbitration shall be conducted in the State of New Jersey, City of Newark in accordance with the rules then existing of the American Arbitration Association, which pertain to employment disputes, provided however, that the arbitrator shall establish an expedited schedule for the resolution of the dispute that provides for a final hearing date no later than six (6) months from the date of the initiation of such arbitration (or as soon thereafter as is practicable for the arbitrator). Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     4. The Employment Agreement is amended by inserting the following as a new Section 11(n) thereto:

     (n) The Company shall reimburse the Executive for his reasonable attorneys’ fees and costs incurred in connection with any dispute arising from this Agreement in which the Executive proceeds in good faith. The foregoing shall include the Executive’s reasonable attorney’s fees and costs incurred in connection with the preparation, negotiation and execution of Amendment No. 2 to this Agreement.

     This Amendment No. 2 shall be effective as the date first written above. Except as amended hereby, all of the terms of the Employment Agreement are hereby ratified and confirmed by each of the Company and the Executive in all respects, and shall remain in full force and effect.

     This Amendment No. 2 may be executed in multiple counterparts, each of which shall be deemed an original and all of which when so executed shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date first written above.

ENZON PHARMACEUTICALS, INC.

By: /s/ Rolf A. Classon
Name: Rolf A. Classon
Title: Director and Chairman, Compensation Committee

EXECUTIVE:

/s/ Jeffrey H. Buchalter
Jeffrey H. Buchalter